Exhibit 99.01

DERMA SCIENCES, INC.

FORM OF STOCK OPTION AGREEMENT

        THIS STOCK OPTION AGREEMENT, hereby made and dated as of the ___ day of ____________ between Derma Sciences, Inc., a Pennsylvania corporation (the “Company”), and ____________ (the “Optionee”).

        WHEREAS, the Optionee is the ____________ of the Company,

        WHEREAS, the Company desires to recognize and compensate its employees for their services to the Company, and

        WHEREAS, the board of directors of the Company has, by resolution duly adopted on ____________ (the “Grant Date”), authorized the grant to Optionee of options to purchase common stock of the Company as hereinbelow provided,

        NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

        1. Grant of Option. The Company hereby grants to the Optionee, (optional language: pursuant to the Derma Sciences, Inc. Stock Option Plan, as amended February 24, 2004), the right and option to purchase all or any part of an aggregate of ____________ shares of common stock of the Company (the “Option”) which Option is designated as (optional language: an “Incentive Stock Option” or a “Non-statutory Option”). The Option is in all respects limited and conditioned as hereinafter provided.

        2. Purchase Price. The purchase price per share (the “Option Price”) of the shares covered by the Option (the “Option Shares”) shall be the closing bid price of the Company’s common stock on ____________, to wit: $____________.

        3. Term. The Option shall expire on ____________ (the “Expiration Date”).

        4. Exercise of Option. (a) The Option shall vest and become exercisable, to the extent of ____________ Option Shares, upon execution hereof. The Option shall vest and become exercisable, to the extent of ____________ Option Shares, on and after the following dates:

Date Installment	Number of
Becomes Exercisable	Option Shares

_______________	_______
_______________	_______
_______________	_______

        (optional language: The balance of the Option, to the extent of ____________ Option Shares, shall vest and become exercisable upon the attainment by the Optionee of performance objectives as determined by the board of directors of the Company. Option Shares whose vesting is dependent upon the attainment of performance based objectives shall be declared vested by the board of directors, if at all, not later than ____________, and, to the extent not declared vested or if not theretofore vested by virtue of a change in control of the Company, such Option Shares shall lapse and be of no further force or effect.)

        (b) (optional language: Vesting of the Option Shares shall cease and determine upon the termination of the Optionee’s tenure as an employee of the Company. Vesting of the Option Shares shall accelerate to 100% immediately upon a change in control of the Company. For purposes hereof, a “change in control” shall mean a change in ownership of stock possessing greater than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote of the Company. Anything hereincontained to the contrary notwithstanding, the right of the Optionee to exercise the Option shall extend to the earlier of the Expiration Date or two years following the termination of the Optionee’s employment with the Company.)

        5. Method of Exercising Option. (a) Subject to the terms and conditions of this Option Agreement, the Option may be exercised by giving written notice to the Company at its principal office specifying the number of Option Shares to be purchased and accompanied by payment in full of the aggregate purchase price for the Option Shares. Attached as Exhibit 1 is a form of written notice acceptable to the Company.

        (b) The purchase price shall be payable: (i) in cash or its equivalent, or (ii) if shares of the same class as the Option Shares are traded on a national securities exchange, through the transfer to the Company of shares previously acquired by the Optionee; provided, however, any such shares shall be valued at the average per share closing price thereof for the five trading days preceding the date of transfer.

        (c) Upon receipt of such notice and payment, the Company, as promptly as possible, shall deliver or cause to be delivered a certificate or certificates representing the Option Shares with respect to which the Option is exercised. The certificate or certificates for such shares shall be registered in the name of the person or persons exercising the Option (or, if the Optionee shall so request in the notice exercising the Option, in the name of the Optionee and Optionee’s spouse, jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option is exercised by any person or persons after the death or legal disability of the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All Option Shares that are purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

        6. Non-Transferability of Option. The Option is not assignable or transferable, in whole or in part, by the Optionee other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or, in the event of Optionee’s legal disability, by Optionee’s legal representative.

        7. Withholding of Taxes. The obligation of the Company to deliver Option Shares upon the exercise of any Option shall be subject to any applicable federal, state and local tax withholding requirements.

        8. Governing Law. This Agreement shall, to the maximum extent possible, be construed in a manner consistent with the Internal Revenue Code provisions concerning (optional language: qualified stock options or non-statutory options) and its interpretation shall otherwise be governed by Pennsylvania law.

        IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be executed by a duly authorized officer, and the Optionee has executed this Stock Option Agreement, all as of the day and year first hereinabove written.

DERMA SCIENCES, INC.

By: /s/ Edward J. Quilty Edward J. Quilty President and Chief Executive Officer

OPTIONEE

DERMA SCIENCES, INC.

NOTICE OF EXERCISE OF STOCK OPTION

        I hereby exercise (optional language: incentive stock options or non-statutory stock options) authorized by the board of directors of Derma Sciences, Inc. on ____________ with respect to the following number of shares of Derma Sciences, Inc. Common Stock covered by said option:

Number of Shares to be purchased	____________________
Option price per Share	____________________
Total option price	____________________

        Enclosed is my check in the amount of $_________ (and/or ________ Shares)1. Please have the certificate or certificates representing the purchased Shares registered in the following name or names2__________________________________________________
and sent to __________________________________________________.

DATED: ______________, ____.

OPTIONEE

_________________

1The option price may be paid in whole or in part by delivery of Shares, subject to the terms of the Optionee’s Stock Option Agreement.

2Certificates may be registered in the name of the Optionee alone or in the joint names of the Optionee and Optionee’s spouse.